Exhibit 10.1

SPONSOR SHARE RESTRICTION AGREEMENT

This SPONSOR SHARE RESTRICTION AGREEMENT (this “Agreement”) is dated as of August 3, 2021, by and among FTAC Athena Acquisition Corp., a Cayman Islands exempted company (“Parent”), FTAC Athena Sponsor, LLC, a Delaware limited liability company (“Athena Sponsor”), and FTAC Athena Advisors, LLC, a Delaware limited liability company (“Advisors” and together with Athena Sponsor, the “Sponsors”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) 560,000 Parent Class A Ordinary Shares (the “Sponsor Existing Co-Invest Shares”), (ii) private placement warrants to purchase 140,000 Parent Class A Ordinary Shares (the “Sponsor Warrants”) and (iii) 8,553,333 Pre-Combination Class B Ordinary Shares (the “Sponsor Promote Shares” and together with the Sponsor Existing Co-Invest Shares, the “Sponsor Shares”) in the aggregate;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent and Pico Quantitative Trading Holdings LLC, a Delaware limited liability company (the “Company”), have entered into a Business Combination Agreement (as amended or modified from time to time, the “Combination Agreement”), dated as of the date hereof, whereby the parties intend to effect a business combination between Parent and the Company, on the terms and subject to the conditions set forth therein (collectively, the “Transactions”);

WHEREAS, pursuant to the Parent Organizational Documents, each Sponsor Promote Share that is issued and outstanding immediately prior to the Domestication shall be converted into, and the holder of such Sponsor Promote Share shall be entitled to receive, one Parent Class A Ordinary Share for such Sponsor Promote Share on the terms and conditions set forth therein;

WHEREAS, in connection with the Transactions, immediately prior to and contingent upon the Closing, all of the Sponsor Warrants will be cancelled as further specified in this Agreement; and

WHEREAS, as an inducement to the Company to enter into the Combination Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

FORFEITURE; TRANSFER RESTRICTIONS; SPONSOR PURCHASES

1.1 Forfeiture.

(a) Immediately prior to and contingent upon the Closing, each Sponsor shall irrevocably forfeit and surrender for cancellation to Parent, the number of Sponsor Warrants set forth opposite such Sponsor’s name on Schedule I hereto (the “Forfeited Warrants”), which Forfeited Warrants shall be deemed automatically cancelled and retired in full, in each case for no consideration.

(b) Thereafter Parent shall immediately retire and cancel all of the Forfeited Warrants (and shall direct Parent’s transfer agent (or such other intermediaries as appropriate) to take any and all such actions incident thereto).

(c) The Sponsors and Parent each shall (i) take such further actions as are necessary to cause the Forfeited Warrants to be retired and cancelled, after which the Forfeited Warrants shall no longer be issued or outstanding and (ii) provide the Company with evidence that such retirement and cancellation has occurred.

1.2 Transfer Restrictions.

(a) Transfer Restrictions of the Restricted Shares. That certain letter agreement, dated as of February 22, 2021, among the Company, the Sponsors and the other insiders listed on the signature pages thereto (the “Insider Agreement”), provides, among other things, that certain of the Sponsor Promote Shares shall only be transferable upon the happening of certain events. Notwithstanding, and in precedence to, the Insider Agreement, effective as of and conditioned upon the Closing, the number of Sponsor Promote Shares set forth on Schedule I hereto (assuming no stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event occurs between the date hereof and the Closing) shall no longer be subject to the restrictions on transfer set forth in the Insider Agreement, but shall instead be subject to the provisions set forth in Section 1.2(b) (such scheduled shares, together with the shares of Parent Class A Common Stock issued upon conversion of such scheduled shares in connection with the Closing, the “Restricted Shares”). Restricted Shares shall continue to be Restricted Shares subject to the provisions set forth in Section 1.2(b) following their transfer to any Permitted Transferee (as such term is defined in the Insider Agreement). For the avoidance of doubt, the Sponsor Co-Invest Shares (as defined below) and any other shares of Parent Class A Common Stock held by the Sponsors from time to time that are not Restricted Shares, shall not be subject to the provisions of this Section 1.2 and shall continue to be subject to the provisions of the Insider Agreement.

(b) Timing and Lapse of Transfer Restrictions.

(i) As used herein: “Anniversary Date” means the date that is 180 days from the Closing Date; “Stock Price” means, on any date after the Closing, the closing sale price per share of Parent Class A Common Stock reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar; and “Trading Day” means any day on which trading is generally conducted on the NASDAQ Capital Market or any other exchange on which the Parent Class A Common Stock is traded and published.

(ii) Until the Closing Date (at which time no transfer restrictions shall apply), thirty-three and one-third percent (33.33%) of the Restricted Shares (the “Closing Release Shares”) shall not be transferable or salable except as provided in the Insider Agreement (for the avoidance of doubt, as set forth in Section 7 of the Insider Agreement).

(iii) Until the earlier of (x) the fifth anniversary of the Closing Date and (y) the first date that the Stock Price is equal or greater than $12.00 per share for any 20 Trading Days out of 30 consecutive Trading Days (provided that if such date occurs prior to the Anniversary Date, the transfer restrictions with respect to the $12.00 Class B Shares shall not be lifted until the Anniversary Date), thirty-three and one-third percent (33.33%) of the Restricted Shares (the “$12.00 Class B Shares”) shall not be transferable or salable except as provided in the Insider Agreement (for the avoidance of doubt, as set forth in Section 7 of the Insider Agreement).

(iv) Until the earlier of (x) the fifth anniversary of the Closing Date and (y) the first date that the Stock Price is equal or greater than $14.00 per share for any 20 Trading Days out of 30 consecutive Trading Days (provided that if such date occurs prior to the Anniversary Date, the transfer restrictions with respect to the $14.00 Class B Shares shall not be lifted until the Anniversary Date), thirty-three and one-third percent (33.33%) of the Restricted Shares (the “$14.00 Class B Shares”) shall not be transferable or salable except as provided in the Insider Agreement (for the avoidance of doubt, as set forth in Section 7 of the Insider Agreement).

(v) For the avoidance of doubt, each Sponsor shall be entitled to vote its Restricted Shares and receive dividends and other distributions with respect to such Restricted Shares during any period of time that such shares are subject to restriction on transfer hereunder.

(c) Termination of Restrictions upon a Liquidation Event. In the event of a Liquidation Event following the Closing, any restrictions on transfer on the Restricted Shares then remaining (under this Agreement or the Insider Agreement) shall terminate as of immediately prior to the occurrence of such Liquidation Event. As used herein, “Liquidation Event” means a liquidation, merger, capital stock exchange, reorganization or other similar transaction involving Parent upon the consummation of which holders of Parent Class A Common Stock would be entitled to exchange their shares of Parent Class A Common Stock for cash, securities or other property.

(d) Equitable Adjustment. If, between the Closing and a Liquidation Event, the outstanding shares of Parent Class A Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction affecting the outstanding shares of Parent Class A Common Stock, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Parent Class A Common Stock will be equitably adjusted for such dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction. Any adjustment under this Section 1.2(d) shall become effective at the close of business on the date any such dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction becomes effective.

(e) Transfers. No holder of Restricted Shares shall transfer any Restricted Shares to the extent such Restricted Shares are still subject to transfer restrictions at the time of the contemplated transfer and all certificates (if any) representing such Restricted Shares shall contain a legend to such effect; provided, that Restricted Shares may be transferred to a Permitted Transferee (as defined in the Insider Agreement) so long as such Permitted Transferee agrees in writing to be subject to the provisions of Article I hereof.

(f) Legend Removal. Promptly upon the expiration or release of any restrictions on transfer pursuant to Section 1.2(b) or Section 1.2(c) above, the Company will cause any legend to be removed from the certificate or book entry position evidencing the applicable Restricted Shares.

1.3 Sponsor Group Co-Invest. At the Closing as part of the PIPE Investment, the Sponsors and/or its affiliates and other co-investors, including FTAC Athena PIPE Sponsor, LLC (collectively, the “Sponsor Group”), will subscribe for and purchase from Parent an aggregate of 2,500,000 shares of Parent Class A Common Stock (the “Sponsor New Co-Invest Shares” and, collectively with the Sponsor Existing Co-Invest Shares, the “Sponsor Co-Invest Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $25,000,000 (the “Sponsor Co-Invest Amount”) in accordance with the terms and conditions of the applicable Subscription Agreement. The Sponsor Group will comply with the terms and conditions set forth therein.

1.4 Sponsor Group Commitment.

(a) Unless prohibited by applicable law or Parent’s insider trading policy, at any time prior to the Closing, the Sponsor Group will reasonably consider and may make open market purchases of Parent Class A Ordinary Shares of up to $25,000,000 (the “Commitment”); provided that such Commitment is not a limitation and the Sponsor Group may make open market purchases of Parent Class A Ordinary Shares in such amount as it may determine in its discretion.

(b) The Sponsor Group hereby commits, on the terms and subject to the conditions set forth in this Agreement, to purchase, or cause the purchase of, shares of Parent Class A Common Stock at a price per share of Parent Class A Common Stock of no more than $10.00 and for an aggregate cash purchase price equal to the amount paid, or required to be paid, by Parent to redeem any Parent Class A Ordinary Shares in the Parent Stockholder Redemption in excess of the Redemption Floor (as defined below), at the Closing on the Closing Date, up to the amount of the Commitment; provided that the amount payable by the Sponsor Group under this Section 1.4(b) shall be reduced by the aggregate amount, if any, paid by the Sponsor Group in connection with any open market purchases of Parent Class A Ordinary Shares (whether made in accordance with the foregoing Section 1.4(a) or otherwise) as long as the Sponsor Group provides reasonable supporting evidence to the Company that the Sponsor Group has consummated such purchases (it being understood that account statements shall constitute reasonable supporting evidence for this purpose). As used herein, “Redemption Floor” means 12,500,000 Parent Class A Ordinary Shares.

(c) The Sponsor Group may effect the purchase of Parent Class A Ordinary Shares or shares of Parent Class A Common Stock described in Section 1.4(a) and Section 1.4(b) above directly or indirectly through one or more affiliated entities or other co-investors designated by it; provided, that no PIPE Investment will reduce the amount of the Commitment or otherwise affect the obligations of the Sponsor Group under this Agreement, other than any PIPE Investment resulting from the exercise by FTAC Athena PIPE Sponsor, LLC of all or any portion of the accordion feature of its PIPE subscription agreement. In the event that Parent does not require the purchase of all of the Parent Class A Common Stock with respect to which the Sponsor Group has made the Commitment in order to consummate the Business Combination, the amount to be funded under this Agreement may be proportionally reduced as reasonably determined by Parent.

(d) The obligation of the Sponsor Group to purchase shares of Parent Class A Common Stock under Section 1.4(b) above shall be subject to the substantially concurrent consummation of the Closing under the Combination Agreement.

1.5 Waiver of Anti-Dilution Protection. Sponsors, who together are holders of at least a majority of the outstanding Pre-Combination Class B Ordinary Shares, hereby waive, pursuant to and in compliance with the provisions of the Parent Organizational Documents, any adjustment to the conversion ratio set forth in Section 17 of the Parent Organizational Documents, and any rights to other anti-dilution protections with respect to the Pre-Combination Class B Ordinary Shares, that may result from the PIPE Investment, purchases pursuant to Section 1.4(b) hereof and/or the consummation of the Transactions.

Article II
REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Parent (solely with respect to itself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. Such Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor's corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. This Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Ownership. Such Sponsor is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good and marketable title to, all of (x) the Sponsor Promote Shares, (y) the Sponsor Warrants and (z) the Sponsor Existing Co-Invest Shares set forth opposite such Sponsor's name on Schedule I and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Sponsor Shares and Sponsor Warrants (other than transfer restrictions under the Securities Act)) affecting any such Sponsor Shares and Sponsor Warrants, other than any Permitted Liens or pursuant to (i) this Agreement, (ii) the Parent Organizational Documents, (iii) the Combination Agreement, (iv) the Letter Agreement, (v) the Support Agreement or (vi) any applicable securities laws. Other than the Sponsor Warrants and pursuant to the Parent Organizational Documents, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Parent or any equity securities convertible into, or which can be exchanged for, equity securities of Parent.

(c) No Conflicts. The execution and delivery of this Agreement by such Sponsor does not, and the performance by such Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such Sponsor or such Sponsor's Sponsor Shares), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its obligations under this Agreement. Each Sponsor has full right and power to enter into this Agreement.

(d) Litigation. There are no Legal Proceedings pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Legal Proceedings, that would be before) any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its obligations under this Agreement.

(e) Acknowledgment. Such Sponsor understands and acknowledges that each of Parent and the Company is entering into the Combination Agreement in reliance upon such Sponsor's execution and delivery of this Agreement. Such Sponsor had the opportunity to read the Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors.

Article III

MISCELLANEOUS

3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect only (i) automatically upon the termination of the Combination Agreement in accordance with its terms or (ii) upon the mutual written agreement of Parent, the Sponsors and the Company. If the Closing takes place, this Agreement and all of its surviving provisions shall terminate and be of no further force or effect once all of the Restricted Shares are no longer subject to the terms and conditions of Section 1.2 hereof. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby. This Article III shall survive the termination of this Agreement.

3.2 Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 3.8 or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

3.3 Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the non-assigning parties hereto and the Company.

3.5 Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware.

3.6 Amendment. Subject to Section 3.11, this Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

3.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.8 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by telecopy (with confirmation of delivery), on the date of transmission if on a Business Day before 5:00 p.m. local time of the recipient party (otherwise on the next succeeding Business Day); (d) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day); and (e) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties in accordance with this Section 3.8):

If to Parent:

FTAC Athena Acquisition Corp.

2929 Arch Street, Suite 1703

Philadelphia, PA 19104-2870

Attention: Amanda Abrams

Phone: (215) 701-9555

Email: amanda@ftspac.com

in each case, with a copy (which shall not constitute notice) to:

Ledgewood, PC

Two Commerce Square, Suite 3400

2001 Market Street

Philadelphia, PA 19103

Attention: Derick S. Kauffman

Phone: (215) 731-9450

Email: dkauffman@ledgewood.com

If to a Sponsor:

To such Sponsor’s address set forth in the books and records of Parent with a copy to (which will not constitute notice):

Ledgewood, PC

Two Commerce Square, Suite 3400

2001 Market Street

Philadelphia, PA 19103

Attention: Derick S. Kauffman

Phone: (215) 731-9450

Email: dkauffman@ledgewood.com

3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

3.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

3.11 Express Third-Party Beneficiary. Parent and the Sponsors hereby agree that the Company is an intended and express third-party beneficiary of all of the provisions of this Agreement and shall have the right to enforce the terms and conditions of this Agreement against Parent and/or Sponsors, as applicable, or prevent the breach thereof, or to exercise any other right, or seek any other remedy, which may be available to it as a third-party beneficiary of this Agreement. In addition, neither Parent nor the Sponsors shall agree to any waivers, modifications or amendments to this Agreement, without the prior written consent of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have each caused this Sponsor Share Restriction Agreement to be duly executed as of the date first written above.

SPONSORS:

FTAC ATHENA SPONSOR, LLC

By:	/s/ Betsy Z. Cohen
Name:	Betsy Z. Cohen
Title:	Manager

FTAC ATHENA ADVISORS, LLC

By:	/s/ Betsy Z. Cohen
Name:	Betsy Z. Cohen
Title:	Manager

PARENT:

FTAC ATHENA ACQUISITION CORP.

By:	/s/ Amanda Abrams
Name:	Amanda Abrams
Title:	President and Chief Executive Officer

[Signature Page to Sponsor Share Restriction Agreement]

Schedule I

Sponsors & Sponsor Percentages12

Sponsor	Sponsor Warrants to be Forfeited	Sponsor Existing Co-Invest Shares	Closing Release Shares	$12.00 Class B Shares	$14.00 Class B Shares
FTAC Athena Sponsor, LLC	140,000	560,000	780,000	780,000	780,000
FTAC Athena Advisors, LLC	-	-	2,071,111	2,071,111	2,071,111
Total

[1]	NTD: The Sponsors may deliver an updated version of Schedule I to Parent prior to the Closing that reallocates among the Sponsors the Sponsor Promote Shares that are vested and the Sponsor Promote Shares that become Restricted Shares so long as the total vested shares and total Restricted Shares does not change.

[2]	NTD: Schedule to be updated for proposed transfers of Restricted Shares by the Sponsors at the closing.